Exhibit 10.1

ADDITIONAL SPACE AGREEMENT

AGREEMENT made as of the 4th day of September, 2001, between 40 EAST 52ND L.P., a Delaware limited partnership having its principal office at 345 Park Avenue, Borough of Manhattan, City, County and State of New York, as landlord (referred to herein as “Owner”), and BLACKROCK, INC., a Delaware corporation having an office at 40 East 52nd Street, Borough of Manhattan, City, County and State of New York, as tenant (referred to herein as “Tenant”).

W I T N E S S E T H :

WHEREAS:

1.    Under date of May 3, 2000, Owner and Tenant entered into a lease initially affecting the entire second (2nd) floor in the building known as 40 East 52nd Street, New York, New York, (referred to herein as the “Building”), Borough of Manhattan, City, County and State of New York; and

2.    Said lease, as modified by various written agreements, (referred to herein, collectively, as the “Lease”) is for a term (referred to herein as the “Demised Term”) which shall end on February 28, 2017, unless sooner terminated pursuant to any of the terms, covenants or conditions of the Lease or pursuant to law; and the premises so leased to Tenant pursuant to the provisions of the Lease, together with all appurtenances, fixtures, improvements, additions and other property attached thereto or installed therein at any time during the Demised Term other than Tenant’s Personal Property (as defined in the Lease), are referred to herein, collectively, as the “Demised Premises”; and

3.    Tenant now desires to lease and add to the Demised Premises the entire seventeenth (17th) and eighteenth (18th) floors of the Building, and Owner is willing to lease said entire seventeenth (17th) and eighteenth (18th) floors to Tenant, subject to the provisions of this Agreement (said entire seventeenth (17th) and eighteenth (18th) floors of the Building, together with all appurtenances, fixtures, improvements, additions and other property attached thereto or installed therein at any time during the Demised Term, other than Tenant’s Personal Property as defined in the Lease, are referred to herein, collectively, as the “Additional Space”); and

4.    In addition to the foregoing, Owner and Tenant desire to revise various provisions of the Lease, including the following:

(a) The Fixed Rent (as defined in the Lease) payable pursuant to the provisions of the Lease; and

(b) The provisions of Articles 23 of the Lease; and

(c) Such other provisions as set forth herein.

5.    (a) Owner and Tenant hereby agree that the foregoing preambles and any exhibit annexed to this Agreement are a material part of this Agreement and the parties desire to set forth herein all of their understandings with respect to the Lease.

(b)    Owner and Tenant hereby further agree that, except as modified by this Agreement, any term used in the Lease shall have the same meaning in this Agreement as that term has in the Lease.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties agree as follows:

FIRST: The Lease is hereby modified as follows:

A.    Owner hereby leases to Tenant and Tenant hereby hires from Owner the Additional Space for a term to commence, subject to the provisions of Paragraph B of this Article FIRST, on the date Owner notifies Tenant that Owner has substantially completed Owner’s Work (defined herein) and to end on the Expiration Date of the Lease, i.e. February 28, 2017, unless the Demised Term shall sooner terminate pursuant to any of the terms, covenants or conditions of the Lease or pursuant to law (the date on which the term applicable to the Additional Space shall commence is sometimes referred to herein as the “Additional Space Commencement Date”).

B.    (i)    Tenant acknowledges that Owner has made no representations to Tenant as to the condition of the Additional Space and Tenant agrees to accept possession of the Additional Space in the condition which shall exist on the Additional Space Commencement Date “as is” and further agrees that Owner shall have no obligation to perform any work or make any installations in order to prepare the Additional Space for Tenant’s occupancy, except as otherwise provided in subparagraph (ii) to the contrary.

(ii)    Owner’s Work:    Owner shall perform the following work in the Additional Space and place the Additional Space in so-called “broom clean condition” (referred to herein as “Owner’s Work”): demolish the presently existing interior Alterations in the Additional Space in accordance with the demolition plans (“Tenant’s Demolition Plans”), which have been received by Owner, but which are subject to Owner’s reasonable approval, and prepared in accordance with the provisions of the Lease and all Legal Requirements, and Owner shall also remove any asbestos from all portions of the Additional Space to be occupied by Tenant in accordance with Legal Requirements so as to be able to deliver to Tenant a Form ACP-5 with respect to the Additional Space upon Tenant’s submission to Owner of plans which are in compliance with all Legal Requirements and the provisions of this Lease. As part of Owner’s Work, Owner shall perform re-fire proofing where necessary after demolition (excluding planned removal of fire proofing by Tenant in Tenant’s Demolition Plans).

(b)    Owner’s Work required to be performed and made by Owner pursuant to the provisions of this Subparagraph (ii) shall be equal to standards adopted by Owner for the Building and shall constitute a single, non-recurring obligation on the part of Owner. In the event this Lease is renewed or extended for a further term by agreement or operation of law, Owner’s obligation to perform such work shall not apply to such renewal or extension.

(iii)    Tenant’s Initial Installation.    Promptly after the Additional Space Commencement Date, Tenant shall, at Tenant’s cost and expense, perform various Alterations in the Additional Space required for Tenant’s occupancy and use thereof and conduct of its business therein. Such Alterations (referred to herein as “Tenant’s Initial Installation”) shall be made and performed in accordance with the provisions of the Lease, including, without limitation, the provisions of Article 3 and Article 6. Tenant shall prosecute Tenant’s Initial Installation to completion with all reasonable diligence.

(iv)    Owner’s Contribution.    A.    Subject to the provisions and requirements of Article 3 of the Lease, and provided that Tenant is not then in default under any of the terms, covenants or conditions of the Lease on the part of Tenant to be observed or performed beyond applicable grace periods, Owner shall contribute the sum of not more than SEVEN HUNDRED FORTY-SEVEN THOUSAND EIGHT HUNDRED FIFTY and 00/100 ($747,850.00) DOLLARS in the aggregate toward the cost and expense actually incurred by Tenant with respect to Tenant’s Initial Installation including the cost of all architectural, engineering and designers fees incurred by Tenant in connection therewith. Owner’s contribution on account of Tenant’s Initial Installation is referred to as “Owner’s Work Contribution”. Irrespective of the actual cost and expense of Tenant’s Initial Installation, in no event shall Owner’s Work Contribution exceed the aggregate sum of SEVEN HUNDRED FORTY-SEVEN THOUSAND EIGHT HUNDRED FIFTY and 00/100 ($747,850.00).

B.    Provided that Tenant is not then in default under any of the terms, covenants or conditions of the Lease on Tenant’s part to be observed and performed beyond applicable grace periods, Owner shall distribute Owner’s Work Contribution on account of Tenant’s Initial Installation as the work with respect thereto progresses, within twenty (20) days of Tenant’s submission to Owner of (i) vouchers or bills, in form reasonably acceptable to Owner, for the cost and expense of Tenant’s Initial Installation, and (ii) partial waivers of mechanic’s liens from all contractors, subcontractors, materialmen and laborers who performed any services or delivered any materials in connection with Tenant’s Initial Installation and which services or materials were the subject of the previous month’s distribution by Owner to Tenant of Owner’s Work Contribution, provided however that (a) at no time shall Owner be required to pay more than the value of the work in place or stored off-site, (b) except with respect to disbursements solely for architectural and engineering services rendered, that any such work shall comply with any plans and specifications previously approved by Owner and shall otherwise comply with the requirements of the Lease and Tenant’s request for distribution shall be accompanied by a certification of Tenant’s architect or designer to that effect and (c) in the event that Owner fails to distribute to Tenant an installment of Owner’s Work Contribution on or before the date that Owner is required to do so under the terms and provisions of this subparagraph B, Tenant shall be entitled to collect interest on such installment at a rate equal to two (2%) percent per annum above the then current prime rate (as defined in Section 31.03 of the Lease) for the period from the date that such installment of Owner’s Work Contribution was due until such installment is paid to Tenant. Distributions of Owner’s Work Contribution shall be made not more than monthly.

C.    The making of the Owner’s Work Contribution by Owner shall constitute a single nonrecurring obligation on the part of Owner. In the event the Lease is renewed or extended for a further term by agreement or operation of law, Owner’s obligation to give Owner’s Work Contribution or any part thereof shall not apply to any such renewal or extension.

D.    If upon completion of Tenant’s Initial Installation in accordance with the plans and specifications approved by Owner and otherwise in accordance with the provisions of the Lease and complete payment by Tenant of all of the costs and expenses thereof there shall remain unused portions of Owner’s Work Contribution, then, provided Tenant is not in default under any of the terms, covenants or conditions of the Lease on the part of Tenant to be observed or performed beyond applicable grace periods, the amount of such unused Owner’s Work Contribution shall be applied as a rent credit against the next accruing installments of Fixed Rent payable by Tenant under the Lease.

E.    Tenant acknowledges and agrees that Owner is merely acting on behalf of Tenant in connection with the disbursement of the Owner’s Work Contribution in accordance with the provisions of this paragraph (iv) to Tenant for the contractors, suppliers and materialmen employed in connection with Tenant’s Initial Installation, and that Owner shall have no obligation, liability or responsibility to any of the contractors, suppliers or materialmen seeking any of the Owner’s Work Contribution pursuant to any of the aforesaid contracts or agreements with such contractors, suppliers or materialmen or otherwise, provided that Owner shall be obligated to disburse such Owner’s Work Contribution only as expressly provided by the provisions of this paragraph (iv). Nothing contained in this subparagraph (iv) shall relieve Tenant of any obligations or liabilities to such contractors, suppliers or materialmen under such contracts, agreements or otherwise. Nothing contained in this Article shall relieve Tenant of any obligations of Tenant under Sections 3.02. or 3.03. of the Lease. Tenant shall indemnify Owner and Owner’s Indemnities from all loss, cost, liability and expense, including but not limited to reasonable counsel fees, incurred in connection with, or arising from, any claims or actions by any contractors, suppliers or materialmen employed in connection with Tenant’s Initial Installation.

C.    From and after the Additional Space Commencement Date, the Lease shall be deemed modified, as follows:

(i)    The Demised Premises shall include the Additional Space (together with all appurtenances, fixtures, improvements, additions and other property attached thereto or installed therein at the commencement of the term applicable to the Additional Space or at any time during said term, other than Tenant’s Personal Property) for all purposes of this Lease;

(ii) The Fixed Rent reserved in the Lease shall be increased by the sum of ONE MILLION FOUR HUNDRED NINETY-FIVE THOUSAND SEVEN HUNDRED and 00/100 ($1,495,700.00) DOLLARS per

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annum from the Additional Space Commencement Date to the last day of the First Rent Period; ONE MILLION SIX HUNDRED FIFTEEN THOUSAND THREE HUNDRED FIFTY-SIX and 00/100 ($1,615,356.00) DOLLARS per annum for the Second Rent Period and ONE MILLION SEVEN HUNDRED SIXTY-FOUR THOUSAND NINE HUNDRED TWENTY-SIX and 00/100 ($1,764,926.00) DOLLARS per annum for the Third Rent Period, and the monthly installments of Fixed Rent shall be increased accordingly to conform with such increases in the Fixed Rent. In the event the Additional Space Commencement Date shall occur on a date other than the first (1st) day of any calendar month, Tenant shall pay to Owner, on the first (1st) day of the month next succeeding the month during which the Additional Space Commencement Date shall occur, a sum equal to FOUR THOUSAND ONE HUNDRED FIFTY-FIVE and 00/100 ($4,155.00 ) DOLLARS, multiplied by the number of calendar days in the period from the Additional Space Commencement Date to the last day of the month in which the Additional Space Commencement Date shall occur, both dates inclusive;

(iii)    The term “Demised Premises Area” as set forth in Section 23.01E of the Lease shall be increased by 29,914 square feet and Tenant’s Proportionate Share as set forth in Section 23.01G of the Lease shall be increased accordingly.

D.    Rent Holiday:    Notwithstanding anything to the contrary contained in the Lease, Tenant shall not be required to pay any portion of the Fixed Rent applicable to the Additional Space leased to Tenant hereunder, or increases therein pursuant to Article 23, with respect to the period (the “Rent Holiday Period”) from the Additional Space Commencement Date to and including the date one hundred eighty (180) days next following the Additional Space Commencement Date but, during such period of one hundred eighty (180) days Tenant shall otherwise be required to comply with all of the other terms, covenants and conditions of the Lease on Tenant’s part to be observed and performed. The date next following the expiration of the Rent Holiday Period is referred to as the “Rent Commencement Date”.

SECOND:    Notwithstanding anything contained in the Lease to be contrary, Owner’s obligation to institute possession proceedings against the occupant(s) of the ninth (9th) floor portion of the Demised Premises shall be waived until December 1, 2001.

THIRD:    Tenant represents and warrants to Owner that Cushman & Wakefield, Inc. is the sole broker with whom Tenant has negotiated or otherwise dealt with in connection with the Additional Space or in bringing about this Agreement. Owner agrees to pay the Broker a brokerage commission pursuant to the provisions of a separate agreement between Owner and Broker. Tenant shall indemnify Owner from all loss, cost, liability, damage and expenses, including, but not limited to, reasonable counsel fees and disbursements, arising from any breach of the foregoing representation and warranty.

FOURTH:    Except to the extent expressly modified by the foregoing provisions of this Agreement, the Lease is hereby ratified and confirmed in all respects.

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IN WITNESS WHEREOF, the parties hereto have here unto set their hands and seals as of the day and year first above written.

40 EAST 52ND STREET L.P.,

By:	40 EAST 52nd STREET, LLC, general partner

By:	/s/ William Rudin

Owner
Name: William Rudin
Title: Managing Member

BLACKROCK, INC.,

By:	/s/ Paul L. Audet

Tenant
Name: Paul L. Audet
Title: Managing Director &
Chief Financial Officer

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